For Immediate Release

FERRO CORPORATION ANNOUNCES $200 MILLION DEBT OFFERING

CLEVELAND, Ohio — June 23, 2008 — Ferro Corporation (NYSE: FOE) (the “Company”) announced today a proposed public offering of $200 million in aggregate principal amount of Senior Notes due 2016. The Company intends to use the net proceeds from the offering and available cash, including borrowings under its revolving credit facility, to purchase or redeem all of its outstanding 9 1/8% Senior Notes due 2009, to pay accrued and unpaid interest on all such indebtedness, to pay all premiums and transactions expenses associated therewith, and for general corporate purposes. The exact terms and timing of the offering will depend upon market conditions and other factors.

Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers for the offering.

Ferro Corporation is making the offering pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). This offering will be made solely by means of a prospectus. A copy of the prospectus supplement and related base prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, you may request copies of the prospectus supplement and related base prospectus from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, Tel: +1 (800) 221-1037.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release does not constitute a call for the redemption of the 9 1/8% notes referred to above.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials, including energy, petroleum-based materials, and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007 and other filings with the SEC.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com